                                                                    EXHIBIT 23.5

PERSONAL AND CONFIDENTIAL
-------------------------


January 29, 2002


Board of Directors
Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320

Re: Initially Filed Registration Statement on Form S-4 of Amgen Inc. ("Amgen") relating to the Common Stock, par value $0.0001 per share, of Amgen being registered in connection with the transaction referred to below

Ladies and Gentlemen:

Reference is made to our opinion letter dated December 16, 2001 with respect to the fairness from a financial point of view to Amgen Inc. of the Merger Consideration (as defined therein) to be paid by Amgen for each outstanding share of Common Stock, par value $0.01 per share, of Immunex Corporation ("Immunex") pursuant to the Agreement and Plan of Merger, dated as of December 16, 2001, by and among Amgen, AMS Acquisition Inc., a wholly-owned subsidiary of Amgen, and Immunex.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Amgen in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Amgen has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinions of Financial Advisors", "The Merger - Background to the Merger", "The Merger - Reasons for the Merger - Amgen" and "The Merger - Opinion of Financial Advisor - Amgen" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and

Board of Directors
Amgen Inc.
January 29, 2002
Page Two


that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
----------------------------------
(GOLDMAN, SACHS & CO.)